Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Global Medical REIT Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(2)	1,500,000	$15.70(2)	$23,550,000(2)	.0000927	$2,183.09
Total Offering Amounts				—	$23,550,000(2)	—	$2,183.09
Total Fees Previously Paid				—	—	—	—
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$2,183.09

(1)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered such additional shares of common stock of Global Medical REIT Inc. (the “Common Stock”) as may become issuable pursuant to the adjustment provisions of the Global Medical REIT Inc. 2016 Equity Incentive Plan, as amended from time to time (the “Plan”).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price for the 1,500,000 shares of Common Stock being registered hereby is based on a price of $15.70, which is the average of the high and low price per share of Common Stock as reported on the New York Stock Exchange on February 28, 2022.